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                                                                   EXHIBIT 10.24

Raytheon Commercial Laundry LLC
Shepard Street
P.O. Box 990
Ripon, WI  54971-0990
Tel 920.748.3121
Fax 920.748.4429

                                                     RAYTHEON COMMERCIAL LAUNDRY


                                                              September 30, 1997

Mr. R. Scott Gaster
S.S. ####-##-####


Dear Mr. Gaster:

     Raytheon Company is exploring various alternatives with respect to Raytheon Commercial Laundry LLC (hereinafter "RCL"), including its sale to a third party. This letter sets forth the understanding and agreement between you and RCL with respect to our respective rights and obligations in connection with your continued employment and cooperation in a potential sale of RCL.

     1. You agree to assist and cooperate fully with RCL in all matters related to its efforts to sell and to do and perform all tasks reasonably requested of you to support and help bring about such sale. Furthermore, in recognition of RCL's desire that you make yourself available for employment with the eventual buyer should the buyer desire to retain your services, you agree to review and consider in good faith employment offers, if any, made by the buyer.

     2.   Retention Bonus.  As consideration of your agreement to the terms set
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forth in this letter, you shall be entitled, subject to the conditions set forth below, to a bonus (the "Retention Bonus") from RCL in an amount equal to twelve
(12) months of your current monthly base salary in effect as of the date of the execution of this agreement. Base salary does not include any normally awarded performance bonuses, any other discretionary bonuses or any bonuses provided under this agreement.

     The Retention Bonus shall be paid pursuant to the following schedule and subject to the below-listed terms and conditions:

     Schedule of Payments.  The Retention Bonus shall be paid in three parts.
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     Part One:  Part One is twenty-five percent (25%) of the Retention Bonus and
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shall be payable within twenty (20) days of the first day of the month following the sixth month of the execution date of this Agreement (for example, if this Agreement is executed on October 20, 1997, Part One of the Retention Bonus will be paid not later than May 20, 1998).

     Part Two:  Part Two is twenty-five percent (25%) of the Retention Bonus and
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is payable twelve (12) months after the execution of this Agreement in accordance with the payment mechanism set forth for payment of Part One.
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September 30, 1997


     Part Three:  Part Three is fifty percent (50%) of the Retention Bonus and
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is payable twenty-four (24) months after the execution of the Agreement in accordance with the payment mechanism set forth for payment of Parts One and Two.

     Any portion of the Retention Bonus that has not already been received shall be subject to the following terms and conditions:

     (a) You must accept an offer of employment from the buyer (i) if such offer includes a base salary at least equal to the base salary received from RCL as of the time of the offer, and that provides you with benefits reasonably comparable in the aggregate to your current benefits ("Comparable Compensation"); and (ii) the primary place of your employment would not entail an additional commute from your current residence of more than thirty-five (35) miles, and (iii) you must remain in the buyer's employ as of the dates of payment of the part or parts of the Retention Bonus, except that, in the event of your death or total and permanent disability (certified to the satisfaction of the Company) between the execution date and the date of payment of the part or parts of the Retention Bonus, such part or parts shall be paid to you (or in the event of your death to your estate).

     (b) The foregoing notwithstanding, if during your employment with the buyer
(i) you are terminated without cause; (ii) your base salary is substantially reduced; or (iii) your primary place of employment is moved to a location beyond that set forth in 2(a)(ii) above, and as a result you leave the buyer's employ, you shall retain all rights to any Retention Bonus earned pursuant to the terms of this agreement, including the part or parts which would not otherwise be payable pursuant to the mechanism and time periods set forth in this paragraph.

     (c) If you do not receive an offer of employment from the buyer which provides for Comparable Compensation or is for employment at a location not within the commuting distance described in (a)(ii) above, the entire Retention Bonus will be payable within twenty (20) days of Closing.

     3.   1997 Management Performance Incentive Plan.  You may be eligible for a
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prorated Management Performance Incentive Bonus for the period from
SeptemberE10, 1997, through December 30, 1997.

     4.   1998 Management Performance Incentive Plan.  If the Closing of the
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sale of RCL occurs during calendar year 1998, you shall be entitled to a prorated Management Performance Incentive Bonus for 1998 ("Incentive Bonus:
1998") as set forth below. The Incentive Bonus: 1998 is conditioned on achievement of the Operating Profit agreed to in the 1998 Five-Year Plan ("Operating Profit"). If the sale does not close during calendar year 1998, you shall be entitled to the full amount of the Incentive Bonus: 1998 as set forth below based on Operating Profit levels.
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September 30, 1997


     (a) Less than 90% of the Operating Profit:  No Incentive Bonus;

     (b) Greater than or equal to 90% but less than 100% of the Operating
Profit: Minimum Incentive Bonus of fifteen percent (15%) of base salary, increasing as Operating Profit reaches 100%, at which point the Incentive Bonus is 30% of base salary;

     (c) Greater than 100% but less than 120% of the Operating Profit: Minimum Incentive Bonus of thirty percent (30%) of base salary, increasing as Operating Profit reaches 120%, at which point the Incentive Bonus is 50% of base salary;

     (d) Greater than 120% of the Operating Profit: Incentive Bonus of fifty percent (50%) of base salary/1/.

     5.   1999 Management Performance Incentive Plan.  If the Closing of the
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sale of RCL occurs during calendar year 1999, you shall be entitled to participate in a 1999 Management Performance Incentive Plan based on Operating Profit as set forth in the 1999 Five-Year Plan.

     6.   Severance.
          ---------

     (a) In connection with the sale, RCL will provide you with severance (including medical and dental benefits) at your monthly base salary according to the schedule set forth in (b) below if:

     (i) you are terminated without cause as set forth in paragraph 11 prior to Closing;



-----------------------
/1/  Examples of calculation of 1998 Management Incentive Bonus:

Example 1:  Base salary:  $50,000
            Sale closes on March 31, 1998 (90/365)
            Operating Profit determined to be at 97% of the amount set forth in the 1998 Five-Year Plan
            ($50,000 x 90/365) x {30% - [(100-97) x 1.5]}
            Bonus:  $3,143.84

Example 2:  Base salary:  $50,000
            Sale closes on June 30, 1998 (181/365)
            Operating Profit:  115%
            ($50,000 x 181/365) x {50% - [120-115]}
            Bonus:  $11,157.53
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September 30, 1997


     (ii) you do not receive an offer of employment from the buyer at Comparable Compensation; or

     (iii) you receive but do not accept an offer of employment from the buyer at Comparable Compensation because the commute to the location of the employment offered entailed an additional commute from your current residence of more than thirty-five (35) miles; or

     (iv) you accept a position with buyer and are subsequently terminated without cause as defined in paragraph 12 prior to the completion of 365 calendar days of employment.

     (b)    The period of entitlement for severance is set forth below:

     (i) if you do not receive an offer of employment at or about the time of Closing at Comparable Compensation or an offer of a position within the commuting distance set forth in paragraph 6(a)(iii), you shall receive six (6) months of base salary;

     (ii) if, within 365 calendar days of employment with the buyer, you are terminated without cause; subjected to a substantial reduction of your base salary; or if you are required to relocate beyond thirty-five (35) miles of your commuting distance when employed by RCL, you shall receive six (6) months of base salary;

     (iii) if you are terminated by the buyer after one (1) year of employment with the buyer, you may be eligible for severance provided by the buyer but will no longer be covered by an RCL-sponsored severance program.

     (c) Severance shall be paid in a lump sum in the first month of eligibility measured by the periods set forth in (b)(i)-(iii) above.

     7.     Benefits During Severance. You and your eligible dependents shall be
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eligible during the severance measuring period to participate in medical and dental plans with no required contribution from you.

     8. Prior to any public announcement concerning the sale of RCL, you agree that without the prior consent of RCL you will not disclose to any person or entity (other than those individuals identified to you in writing as being active participants in the sale process) either the fact that discussions or negotiations are taking place or have taken place regarding the possible sale of RCL or any of the terms, conditions or other facts relating to the possible sale, including the status thereof.
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September 30, 1997


     9. Raytheon will decide in its sole discretion if and when to proceed with the sale of RCL and the terms and conditions upon which any such sale shall be effected. Nothing contained herein shall obligate the sale of RCL at this or any other time.

     10. Nothing contained herein shall obligate RCL or any buyer to offer you continued employment or to provide you with any minimum level of compensation or benefits.

     11.  Termination Prior to Closing.  RCL retains the right to terminate your
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employment prior to the Closing.  Unless terminated for the reasons set forth below prior to Closing and/or prior to the expiration of 24 months of this agreement, you shall receive the benefits and bonuses referenced in paragraphs 2, 3, 4, 5, 6 and 7. In the event of termination for cause as defined in Sections 11(a) - (c) below, you shall not be entitled to the bonuses and benefits referenced in paragraphs 2, 3, 4, 5, 6 and 7. Reasons for termination for cause are:

     (a) failure to perform any of the material duties of your position, including special projects and assignments; or

     (b) breach of any material provision of Raytheon's Standards of Business Behavior and Ethics; or

     (c) breach of Raytheon Company Rules and Regulations.

     If you are terminated prior to Closing for a reason other than those specified in subparagraphs (a), (b) and (c) above, including termination as a result of a reduction in force, you will be eligible for the bonuses and benefits referenced in paragraphs 2, 3, 4, 5, 6 and 7.

     12.  Termination for Cause After Closing.  The following conduct shall
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constitute "cause" for termination after Closing:

     (a) repeated failure to perform any of the material duties of your position, including special projects and assignments, provided reasonable written notice and an opportunity to cure performance deficiencies has been provided;

     (b) serious breach of any material provision of the buyer's standards of business behavior and ethics; or

     (c) serious misconduct in willful disregard of the buyer's interests.

     13.  Entire Agreement.  This letter constitutes the entire agreement
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between the parties and supersedes any prior communications, agreements or understandings, whether oral or written, with respect to the terms of your continued employment.
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September 30, 1997


     14.  General Release.  As a condition of participation in the benefits set
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forth in this letter, you agree to execute the General Release contained in
Attachment A.

     15.  Arbitration of Claims.  The parties agree that any disputes arising
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during the term of your employment with Raytheon, including but not limited to any claims arising under the terms of this retention agreement, shall be subject to final and binding arbitration as the sole and exclusive forum for dispute resolution. Arbitration under this section shall be conducted pursuant to the rules of the American Arbitration Association applicable to employment disputes. Either party may request arbitration in writing pursuant to this section within six (6) months of the event(s) giving rise to the dispute. Failure to request arbitration within the time period shall forever bar any action in court or before any administrative agency and shall be construed as an explicit waiver and release of all claims as enumerated herein. Claims covered by this section include, but are not limited to, claims for breach of contract, breach of the covenant of good faith and fair dealing, tort claims, claims arising under common law, claims for discrimination and claims for compensation or benefits under the terms of this agreement. Any arbitration award issued under this section shall extinguish all other rights of the parties with respect to the subject matter of the dispute, whether grounded in contract, federal or state statutes, or common law, and otherwise will be final and binding on the parties. Claims not covered by this section are claims regarding your compensation, including but not limited to modification in compensation, the amount and award of discretionary company bonuses and stock options, eligibility for benefits under any company benefit plan covered by the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the amount of benefits provided under a company benefit plan covered by ERISA, any claim cognizable under ERISA, or any claims for workers' compensation or unemployment compensation under a state workers' compensation or unemployment compensation law.

     16.  Confidentiality.  You agree to keep confidential this agreement and
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not to disclose either the fact of the agreement or the terms thereof, except where necessary to members of your immediate family, tax or legal advisors, and as required in response to a valid subpoena or court order. Failure to comply with the provisions of this paragraph 16 will be deemed a material breach of the agreement and may result in forfeiture of the bonuses and benefits provided herein.

     17.  Stock Options.  Only those stock options which are vested can be
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exercised. Vesting accrual terminates as of the Closing.  Options vested as of the Closing can only be exercised within one (1) year following the Closing.
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September 30, 1997


     If you are in agreement with the foregoing, please sign, date and return the enclosed copy of this letter to the undersigned, whereupon it shall become a binding agreement between us.

                              Very truly yours,

                              RAYTHEON COMMERCIAL LAUNDRY LLC



                              By
                                         (signature)

AGREED AND ACCEPTED:



                                                  Date:
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Name